Exhibit 99.1

For Immediate Release	Media Contact: Donna Pullen (803) 765-4558
Analyst Contact: Jim Mabry (803) 765-4628

South State Corporation Reports First Quarter Operating EPS of $1.04;

Increases Quarterly Cash Dividend

COLUMBIA, S.C.—April 22, 2016—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month period ended March 31, 2016.  Highlights of the first quarter 2016 include the following:

•	Operating earnings per diluted common share was $1.04 compared to $1.11 4Q 2015
o	Earnings per share (EPS) – diluted was $1.01 compared to $1.05 in 4Q 2015
o	Operating earnings was $25.0 million compared to $23.9 million in 1Q 2015
o	Net income improved by $568,000 or 2.4% from 1Q 2015
o	Increased dividend paid to common shareholders by 21.7%; or $0.05 per share since 1Q 2015

•	Net loan growth during first quarter of 2016 was $160.2 million or 10.7%
o	Commercial non-owner occupied loans grew by $69.3 million or 24.8%
o	Commercial and industrial loans grew by $40.0 million or 28.9%
o	Consumer real estate loans grew by $4.9 million or 0.9%
o	Consumer non real estate grew by $3.9 million or 3.3%
o	Commercial owner occupied loans grew by $18.1 million or 6.1%

•	Performance ratios during 1Q 2016
o	Operating return on average assets was 1.18%
o	Operating return on average tangible equity was 15.36%
o	Operating efficiency ratio was 63.22% up from 62.72% in the 4Q 2015
o	Efficiency ratio improved to 64.07% down from 64.17% in the 4Q 2015

•	Balance sheet and tangible book value during 1Q 2016
o	FDIC receivable balance declined to $2.1 million from $4.4 million at December 31, 2015
o	OREO decreased $4.6 million, or 15.1% to $26.0 million
o	FDIC Habersham Bank Commercial loss share agreement expired March 31, 2016
o	Noninterest bearing deposits increased by $44.2 million, or 9.0% annualized, and exceeds $2.0 billion
o	Shareholders’ equity equaled $1.1 billion as equity increased $22.7 million
o	Tangible book value improved by $1.00 per share to $28.88 per share
o	Tangible equity to tangible assets improved to 8.43% from 8.24% at the end of 2015

•	Asset quality improvement 1Q 2016
o	Nonperforming assets (NPAs) declined by 7.1%, or $3.8 million to $49.9 million
o	NPAs to total assets improved to 0.58% from 0.63% at December 31, 2015
o	Net charge offs on non-acquired loans declined to 0.09% compared to 0.14% in 4Q 2015
o	Net charge offs on acquired non-credit impaired loans remained at 0.08% compared to the 4Q 2015 and down from 0.56% in 1Q 2015
o	Coverage ratio of ALLL on non-acquired non-performing loans improved to 182.6%

Quarterly Cash Dividend

The Board of Directors of South State Corporation has declared a quarterly cash dividend of $0.30 per share payable on its common stock.  This per share amount is $0.02 per share, or 7.1% higher than the dividend paid in the immediately preceding quarter and is $0.06 per share, or 25.0%, higher than a year ago.  The dividend will be payable on May 20, 2016 to shareholders of record as of May 13, 2016.

Branch Initiatives - Update

The Company announced the consolidation of 11 locations during the second, third and fourth quarters of 2016, and the impact was discussed in the January 22, 2016 (fourth quarter of 2015) earnings release and is repeated here:

•	9 locations will be consolidated and 2 will be converted to drive-thru only locations
•	Deposits total $331.0 million and anticipate 10% runoff
•	Four of the locations are former Bank of America locations and these customers will be transferred to other locations
•	Cost savings expect to total $3.0 million in 2017; however, resources will be deployed to support the continued growth of South State as we approach $10.0 billion in total assets, and
•	One-time costs expected to total $3.0 million.

First Quarter 2016 Financial Performance

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
INCOME STATEMENT	2016	2015	2015	2015	2015
Interest income
Loans, including fees (8)	$77,254	$77,462	$79,857	$79,407	$78,848
Investment securities, federal funds sold and securities
purchased under agreements to resell	6,561	6,314	5,705	5,358	5,150
Total interest income	83,815	83,776	85,562	84,765	83,998
Interest expense
Deposits	1,600	1,794	1,811	1,737	2,003
Federal funds purchased, securities sold under agreements
to repurchase, and other borrowings	613	550	736	751	946
Total interest expense	2,213	2,344	2,547	2,488	2,949
Net interest income	81,602	81,432	83,015	82,277	81,049
Provision for loan losses (1)	2,557	826	1,075	3,145	818
Net interest income after provision for loan losses	79,045	80,606	81,940	79,132	80,231
Noninterest income	30,041	29,197	29,771	30,082	26,505
Pre-tax operating expense	71,072	70,264	70,103	69,292	70,485
Branch and conversion related expense	958	1,617	3,091	2,237	—
Total noninterest expense	72,030	71,881	73,194	71,529	70,485
Income before provision for income taxes	37,056	37,922	38,517	37,685	36,251
Provision for income taxes	12,562	12,387	13,377	12,813	12,325
Net income	$24,494	$25,535	$25,140	$24,872	$23,926

Operating Earnings (non-GAAP) (3)
Net income (GAAP)	$24,494	$25,535	$25,140	$24,872	$23,926
Securities (gains) losses, net of tax	(81)	—	—	—	—
Other-than-temporary impairment, net of tax	—	329	—	—	—
Branch and conversion related, net of tax	634	1,089	2,017	1,476	—
Net operating earnings (non-GAAP)	$25,047	$26,953	$27,157	$26,348	$23,926

Basic earnings per common share	$1.02	$1.06	$1.05	$1.04	$1.00
Diluted earnings per common share	$1.01	$1.05	$1.04	$1.03	$0.99
Operating earnings per common share - Basic (non-GAAP) (3)	$1.04	$1.12	$1.13	$1.10	$1.00
Operating earnings per common share - Diluted (non-GAAP) (3)	$1.04	$1.11	$1.12	$1.09	$0.99
Dividends per common share	$0.28	$0.26	$0.25	$0.24	$0.23
Basic weighted-average common shares outstanding	23,969,080	23,986,795	23,984,417	23,980,602	23,943,443
Diluted weighted-average common shares outstanding	24,191,065	24,267,937	24,285,228	24,258,014	24,200,709
Effective tax rate	33.90%	32.66%	34.73%	34.00%	34.00%

The Company reported consolidated net income $24.5 million, or $1.01 per diluted common share for the three-months ended March 31, 2016 down from $25.5 million, or $1.05 per diluted common share for the three-months ended December 31, 2015.  The $1.0 million decrease in net income was primarily the result of a higher provision for loan losses during the quarter compared to the prior quarter.  The $1.7 million increase in the provision for loan losses was primarily related to the level of loan growth during the quarter.  This increase in the provision for loan losses was partially offset by improved noninterest income in the first quarter compared to the fourth quarter of 2015 by $844,000.  During the quarter, our effective income tax rate returned to a more normalized rate of 33.90% compared to the fourth quarter of 32.66% which resulted in a $175,000 increase in the income tax provision.  The effective tax rate in the fourth quarter of 2015 was lower due to the investment in state tax credits and tax advantaged assets.

“We are off to a solid start in 2016 in each of our primary measures of success: Soundness, Profitability and Growth.  Credit quality remained strong this quarter and we are fortunate to operate in markets with vibrant economies and excellent growth opportunities.  Operating return on tangible equity and operating return on assets continue to be strong at 15.36% and 1.18%, respectively, and loan growth during the quarter was 10.7% annualized,” said Robert R. Hill, Jr., CEO of South State Corporation.  “Our culture and banking model has been the primary driver of growth and is clearly differentiating South State.  I am extremely proud of our team, the relationships they are building with customers and the overall impact they are having on our company.  Lastly, the Board of Directors has announced the ninth consecutive quarterly common stock dividend increase to $0.30 per share, which is up 25% from last year.”

Balance Sheet and Capital

	Quarter Ending Balances
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
BALANCE SHEET	2016	2015	2015	2015	2015
Assets
Cash and cash equivalents	$697,277	$695,794	$889,380	$593,382	$630,734
Investment securities:
Securities held to maturity	7,920	9,314	9,314	9,659	9,659
Securities available for sale, at fair value	978,047	1,009,541	885,798	841,661	808,396
Other investments	9,539	8,893	9,031	9,031	9,031
Total investment securities	995,506	1,027,748	904,143	860,351	827,086
Loans held for sale	34,933	41,649	48,985	73,055	87,342
Loans:
Acquired credit impaired	692,437	733,870	768,606	823,981	866,504
Acquired non-credit impaired	999,238	1,049,538	1,107,440	1,171,672	1,247,349
Non-acquired	4,472,668	4,220,726	3,994,716	3,788,399	3,586,405
Less allowance for non-acquired loan losses (1)	(35,115)	(34,090)	(35,116)	(34,782)	(33,538)
Loans, net	6,129,228	5,970,044	5,835,646	5,749,270	5,666,720
FDIC receivable for loss share agreements	2,091	4,401	7,942	11,035	16,713
Other real estate owned ("OREO")	25,953	30,554	31,378	35,042	36,096
Premises and equipment, net	176,412	174,537	174,662	171,582	171,565
Bank owned life insurance	102,199	101,588	100,967	100,363	99,751
Deferred tax asset	32,045	37,827	40,090	45,911	40,629
Mortgage servicing rights	23,697	26,202	24,665	25,325	21,510
Core deposit and other intangibles	45,521	47,425	49,982	45,260	47,223
Goodwill	338,340	338,340	338,342	317,688	317,688
Other assets	67,555	61,239	53,694	56,720	58,525
Total assets	$8,670,757	$8,557,348	$8,499,876	$8,084,984	$8,021,582

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$2,020,632	$1,976,480	$1,927,309	$1,844,973	$1,757,302
Interest-bearing	5,141,316	5,123,948	5,150,700	4,822,555	4,876,355
Total deposits	7,161,948	7,100,428	7,078,009	6,667,528	6,633,657
Federal funds purchased and securities
sold under agreements to repurchase	312,034	288,231	260,521	287,903	276,774
Other borrowings	55,210	55,158	55,107	55,055	55,003
Other liabilities	59,511	54,147	57,927	50,719	48,584
Total liabilities	7,588,703	7,497,964	7,451,564	7,061,205	7,014,018

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 40,000,000 shares	60,445	60,407	60,529	60,494	60,392
Surplus	701,462	703,929	706,227	704,625	702,648
Retained earnings	316,642	298,919	279,681	260,591	241,526
Accumulated other comprehensive income (loss)	3,505	(3,871)	1,875	(1,931)	2,998
Total shareholders' equity	1,082,054	1,059,384	1,048,312	1,023,779	1,007,564
Total liabilities and shareholders' equity	$8,670,757	$8,557,348	$8,499,876	$8,084,984	$8,021,582

Common shares issued and outstanding	24,177,833	24,162,657	24,211,793	24,197,531	24,156,759

At March 31, 2016, the Company’s total assets were $8.7 billion, an increase of $113.4 million, from $8.6 billion at December 31, 2015. The growth in total assets was primarily attributable to non-acquired loans of $251.9 million.  This increase was offset partially by a decline in investment securities of $32.2 million; a decline in acquired loans of $91.7 million; a decline in deferred tax assets of $5.8 million; a decline in OREO of $4.6 million; and a decline in loans held for sale of $6.7 million.  Liabilities increased due to increases in deposits (both noninterest bearing and interest bearing) of $61.5 million and Fed funds purchased and securities sold under repurchase agreements of $23.8 million.

The Company’s book value per common share increased to $44.75 per share at March 31, 2016, compared to $43.84 at December 31, 2015.  Shareholders’ equity increased by $22.7 million due primarily to net income of $24.5 million, which was offset by the common dividend paid of $6.8 million.  During the first quarter of 2016, the Company had comprehensive income of $7.4 million, net of tax, which was due to a net unrealized gain in the available for sale portfolio of $7.3 million, net of tax.  Tangible book value (“TBV”) per common share increased by $1.00 per share to $28.88 at March 31, 2016, from $27.88 at December 31, 2015.  This increase during the quarter was the result of the strong net income, net of the dividend paid to shareholders; and the change in other comprehensive income.  In addition, tangible equity to tangible assets increased to 8.43% at March 31, 2016 up from 8.24% at December 31, 2015 and up from March 31, 2015 when the ratio was 8.39%.

The total risk-based capital (RBC) ratio is estimated to be 13.0% down from December 31, 2015 of 13.3%.  Tier 1 leverage ratio increased from December 31, 2015 to 9.4%.  The decrease in total RBC was driven primarily by the loan growth of the non-acquired loan portfolio which generally includes a risk weight of 100%, while covered assets carry a 20% risk weighting continue to decline.  The Company’s capital position remains “well-capitalized” by all measures at March 31, 2016.

“Our noninterest bearing deposits exceeded $2.0 billion at March 31, 2016,” said John C. Pollok, COO and CFO. “The low interest rate environment during the quarter benefitted our mortgage banking income which improved by approximately $1.0 million from the fourth quarter of 2015, and contributed significantly to the increase in accumulated comprehensive income from the rise in market value of our securities portfolio.  In addition, we are currently working with the FDIC to terminate all of our remaining loss share agreements and expect this to be finalized in the second quarter.  First quarter of 2016 diluted EPS would have increased by approximately $0.05, assuming we had no amortization of the indemnification asset and assuming we did not have to share any recoveries of covered assets with the FDIC.”

x
	Quarter Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
PERFORMANCE RATIOS	2016	2015	2015	2015	2015
Return on average assets (annualized)	1.15%	1.19%	1.20%	1.24%	1.23%
Operating return on average assets (annualized) (non-GAAP) (3)	1.18%	1.25%	1.29%	1.32%	1.23%
Operating return on average equity (annualized) (non-GAAP) (3)	9.38%	10.10%	10.39%	10.36%	9.73%
Return on average tangible common equity (annualized) (non-GAAP) (7)	15.04%	15.99%	15.72%	16.00%	16.21%
Operating return on average tangible common equity (annualized) (non-GAAP) (3) (7)	15.36%	16.82%	16.92%	16.90%	16.21%
Efficiency ratio (tax equivalent)	64.07%	64.17%	64.39%	63.19%	65.05%
Operating efficiency ratio (9)	63.22%	62.72%	61.67%	61.22%	65.05%
Dividend payout ratio (2)	27.64%	24.66%	24.07%	23.35%	23.22%
Book value per common share	$44.75	$43.84	$43.30	$42.31	$41.71
Tangible common equity per common share (non-GAAP) (7)	$28.88	$27.88	$27.26	$27.31	$26.60

CAPITAL RATIOS
Equity-to-assets	12.48%	12.38%	12.33%	12.66%	12.56%
Tangible equity-to-tangible assets (non-GAAP) (7)	8.43%	8.24%	8.14%	8.56%	8.39%
Common equity Tier 1 Capital	11.6%	11.8%	11.8%	12.2%	12.3%
Tier 1 leverage (6)	9.4%	9.3%	9.3%	9.7%	9.5%
Tier 1 risk-based capital (6)	12.4%	12.7%	12.7%	13.0%	13.2%
Total risk-based capital (6)	13.0%	13.3%	13.4%	13.7%	13.9%

OTHER DATA
Number of branches	126	127	129	119	126
Number of employees (full-time equivalent basis)	2,039	2,058	2,083	2,028	2,051

Asset Quality

	Ending Balance
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
(Dollars in thousands)	2016	2015	2015	2015	2015
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$19,235	$18,747	$23,871	$24,661	$27,574
Non-acquired OREO and other nonperforming assets	7,779	8,783	5,980	5,862	6,500
Total non-acquired nonperforming assets	27,014	27,530	29,851	30,523	34,074
Acquired
Acquired nonperforming loans	3,951	3,817	4,130	5,274	7,380
Acquired OREO and other nonperforming assets	18,946	22,395	25,979	29,720	30,268
Total acquired nonperforming assets	22,897	26,212	30,109	34,994	37,648
Total nonperforming assets	$49,911	$53,742	$59,960	$65,517	$71,722

	Quarter Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2016	2015	2015	2015	2015
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a
percentage of non-acquired loans (1)	0.79%	0.81%	0.88%	0.92%	0.94%
Allowance for non-acquired loan losses as a
percentage of non-acquired nonperforming loans	182.56%	181.84%	147.11%	141.04%	121.63%
Net charge-offs on non-acquired loans as a percentage of
average non-acquired loans (annualized) (1)	0.09%	0.14%	0.09%	0.12%	(0.01)%
Net charge-offs on acquired non-credit impaired loans as a percentage
of average acquired non-credit impaired loans (annualized) (1)	0.08%	0.08%	(0.05)%	0.18%	0.56%
Total nonperforming assets as a percentage
of total assets	0.58%	0.63%	0.71%	0.81%	0.89%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.43%	0.44%	0.60%	0.65%	0.77%
Total nonperforming assets as a percentage of
total non-acquired loans and repossessed assets (1) (4)	0.60%	0.65%	0.75%	0.80%	0.95%
Total nonperforming assets as a percentage
of total assets (5)	0.31%	0.32%	0.35%	0.38%	0.42%

During the first quarter of 2016, overall asset quality improved as total NPAs declined to $49.9 million, and as a percentage of total assets equaled 0.58%, down 5 basis points from the level at the end of 2015.  Non-acquired NPAs declined by $516,000, or 1.9%, to $27.0 million.  Non-acquired nonperforming loans increased by $488,000, or 2.6%, and non-acquired OREO and other nonperforming assets decreased $1.0 million, or 11.5%.  Non-acquired NPAs as a percentage of total non-acquired loans and repossessed assets declined to 0.60% compared to 0.65% in the fourth quarter of 2015.  Total NPAs, including acquired NPAs, declined by $21.8 million, or 30.4% from the March 31, 2015 level of $71.7 million.

During the first quarter of 2016, the Company reported $4.0 million in nonperforming loans related to “acquired non-credit impaired loans”.  This was an increase of $134,000 from the fourth quarter of 2015, and a $3.4 million decline from the level in the first quarter of 2015.  Additionally, acquired nonperforming OREO and other assets owned declined by $3.4 million to $18.9 million from the level at December 31, 2015.

At March 31, 2016, the allowance for non-acquired loan losses was $35.1 million or 0.79% of non-acquired period-end loans.  The current allowance for loan losses provides 1.83 times coverage of period-end non-acquired nonperforming loans, slightly more than at December 31, 2015 and up from 1.22 times at March 31, 2015.  Net charge-offs (recoveries) within the non-acquired portfolio were $954,000 for the quarter, or 0.09% annualized, down from the fourth quarter of 2015 of $1.4 million, or 0.14% annualized, and up from the first quarter of 2015 of ($54,000), or -0.01% annualized.  During the first quarter, the provision for loan losses on non-acquired loans totaled $2.0 million compared to $400,000 in the fourth quarter of 2015 due to the overall growth in the non-acquired loan portfolio of $251.9 million.

During the quarter, net charge offs related to “acquired non-credit impaired loans” were $206,000, or 0.08% annualized, and the Company recorded a provision for loan losses, accordingly.  This was flat compared to the fourth quarter 2015 of $213,000 in net charge offs, and significantly lower than net charge offs from one year ago which totaled $1.8 million, or 0.56% annualized.

Total OREO decreased by $4.6 million during the first quarter to $26.0 million compared to the fourth quarter of 2015 of $30.6 million.  This decline was primarily the result of our continued efforts in the disposition of these assets.  As a result, our OREO and problem asset related costs were down $71,000 during the quarter to $1.8 million compared to the fourth quarter of 2015.  Compared to first quarter of 2015, these costs were $1.2 million lower.

Net Interest Income and Margin

	Three Months Ended
	March 31, 2016			December 31, 2015			March 31, 2015
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$475,217	$752	0.64%	$689,825	$755	0.44%	379,070	$411	0.45%
Investment securities (taxable)	889,106	4,793	2.17%	808,239	4,520	2.22%	674,310	3,661	2.20%
Investment securities (tax-exempt)	132,501	1,016	3.08%	135,499	1,039	3.04%	140,954	1,078	3.10%
Loans held for sale	33,933	322	3.82%	40,376	340	3.34%	54,673	413	3.06%
Loans	6,066,381	76,932	5.10%	5,904,749	77,122	5.18%	5,706,831	78,435	5.57%
Total interest-earning assets	7,597,138	83,815	4.44%	7,578,688	83,776	4.39%	6,955,838	83,998	4.90%

Noninterest-Earning Assets:
Cash and due from banks	177,689			177,496			150,881
Other assets	812,020			824,439			825,222
Allowance for non-acquired loan losses	(34,659)			(34,566)			(34,740)
Noninterest-earning assets	955,050			967,369			941,363
Total Assets	$8,552,188			$8,546,057			$7,897,201

Interest-Bearing Liabilities:
Transaction and money market accounts	$3,271,925	$658	0.08%	$3,259,885	$666	0.08%	$2,942,678	$747	0.10%
Savings deposits	749,286	113	0.06%	728,854	113	0.06%	664,074	110	0.07%
Certificates and other time deposits	1,067,503	829	0.31%	1,127,401	1,015	0.36%	1,208,934	1,146	0.38%
Federal funds purchased and repurchase agreements	320,234	144	0.18%	283,535	99	0.14%	279,569	96	0.14%
Other borrowings	55,181	469	3.42%	55,131	451	3.25%	58,073	850	5.94%
Total interest-bearing liabilities	5,464,129	2,213	0.16%	5,454,806	2,344	0.17%	5,153,328	2,949	0.23%
Noninterest-bearing liabilities	2,014,461			2,032,698			1,746,400
Shareholders' equity	1,073,598			1,058,553			997,473
Total liabilities and shareholders' equity	$8,552,188			$8,546,057			$7,897,201
Net interest income and margin (NON-TAX EQUIV.)		$81,602	4.32%		$81,432	4.27%		$81,049	4.73%
Net interest margin (TAX EQUIVALENT)			4.37%			4.32%			4.78%

Non-taxable equivalent net interest income was $81.6 million for the first quarter of 2016, a net $170,000 increase from the fourth quarter of 2015, resulting primarily from the following:

1.

A net increase in total interest earning assets of $18.5 million and a 5 basis point increase in the yield on interest earnings assets primarily due to the change in the mix from the deployment of excess liquidity into loans and securities.  The average balance of acquired loans declined by $89.1 million while the average non-acquired loan portfolio increased by $250.8 million.  This resulted in the interest income decline from acquired loans being mostly offset by the increase in non-acquired loan interest income.  In addition, the investment securities portfolio average balance increased by $77.9 million from the fourth quarter of 2015, which led to $250,000 more interest income than fourth quarter 2015.  During the quarter, the non-acquired loan yield increased by 2 basis points to 3.93%, while the acquired loan yield increased 1 basis point to 8.03%.  The change in the mix of loans (more non-acquired lower yielding loan balances and less higher yielding acquired loan balances) drove the aggregate yield on loans down 8 basis points to 5.10%.

2.

The decrease in interest expense from funding sources was $131,000.  This decline was primarily the result of a decrease in interest expense from certificates of deposit and other time deposits which totaled $186,000.  This decline was partially offset by an increase both in interest expense from Fed funds purchased & reverse repurchase agreements and from other borrowings.  Our total cost of funds, including demand deposits declined by 1 basis point to 12 basis points from 13 basis points in the fourth quarter of 2015.

Tax-equivalent net interest margin increased 5 basis points from the fourth quarter of 2015 and declined by 41 basis points from the first quarter of 2015.  This 41 basis point decline was the result of $458.2 million reduction in the average balance of acquired loans at approximately 8.00% compared to the increase in the average non-acquired loan balance of $817.8 million yielding slightly less than 4.00%.  The Company’s average yield on interest-earning assets increased 5 basis points while the average rate on interest-bearing liabilities decreased 1 basis point from the fourth quarter of 2015.  During the first quarter of 2016, the Company’s average total assets were $8.6 billion up from the December 31, 2015 of $8.5 billion and average earning assets were $7.6 billion at March 31, 2016 and December 31, 2015.  Average interest-bearing liabilities remained the same at $5.5 billion for both first quarter of 2016 and fourth quarter of 2015.  Average non-interest bearing demand deposits decreased by $7.9 million during the quarter, but increased by $274.5 million from March 31, 2015.

Noninterest Income and Expense

	Three Months Ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
(Dollars in thousands)	2016	2015	2015	2015	2015
Noninterest income:
Fees on deposit accounts	20,125	21,076	19,212	17,699	16,492
Mortgage banking income	4,198	3,229	4,817	7,089	6,626
Trust and investment services income	4,785	4,643	5,489	5,051	4,934
Securities gains, net	122	—	—	—	—
Other-than-temporary impairment	—	(489)	—	—	—
Amortization of FDIC indemnification asset	(1,475)	(1,467)	(1,871)	(2,042)	(3,207)
Recoveries of fully charged off acquired loans	921	877	879	965	255
Other	1,365	1,328	1,245	1,320	1,405
Total noninterest income	$30,041	$29,197	$29,771	$30,082	$26,505

Noninterest expense:
Salaries and employee benefits	$41,432	$40,550	$40,013	$39,754	$40,987
Net occupancy expense	5,359	5,427	5,395	5,046	5,237
Information services expense	5,034	4,734	4,736	4,382	3,958
Furniture and equipment expense	2,851	2,772	2,554	2,762	3,145
OREO expense and loan related	1,774	1,845	2,717	2,019	3,014
Business development and staff related	1,706	1,630	1,797	1,983	2,147
Amortization of intangibles	1,904	2,266	2,078	1,964	2,016
Bankcard expense	2,879	2,607	2,448	2,285	1,980
Supplies, printing and postage expense	1,808	1,528	1,377	1,402	1,612
Professional fees	1,329	1,156	1,383	1,585	1,409
FDIC assessment and other regulatory charges	1,144	1,029	1,248	1,253	1,184
Advertising and marketing	645	920	1,054	1,009	855
Other operating expenses	3,207	3,800	3,303	3,848	2,941
Branch and conversion related expense	958	1,617	3,091	2,237	—
Total noninterest expense	$72,030	$71,881	$73,194	$71,529	$70,485

Noninterest income increased from the fourth quarter of 2015 by approximately $844,000 to $30.0 million. The increase was primarily the result of higher mortgage banking income of $1.0 million, an investment securities gain of $122,000 and the reduction of an “other-than-temporary impairment” which occurred during the fourth quarter of 2015.  These increases were partially offset by a reduction in fees on deposits of approximately $1.0 million due to seasonality nature of fourth quarter fee income compared to the first quarter of 2016.  We anticipate the termination of our loss share agreements with the FDIC during the second quarter of 2016.  This will eliminate the amortization of the FDIC indemnification asset during the last half of 2016.

Compared to the first quarter of 2015, noninterest income grew by $3.5 million due primarily to the increase in fees on deposit accounts of $3.6 million and to a $2.4 million reduction in the amortization of the indemnification assets and larger recoveries of acquired loans.  The increase in fees on deposit accounts was due to both the acquisition of branches from Bank of America in the third quarter of 2015 and to changes in servicing fees during the first quarter of 2016.  These increases to noninterest income were partially offset by a decline in mortgage banking income of $2.4 million.

Noninterest expense was $72.0 million in the first quarter of 2016, an increase of $149,000 from $71.9 million in the fourth quarter of 2015.  Salaries and benefits were higher during the quarter by $882,000 due primarily to payroll taxes (FICA and unemployment started over with the new year); information services expense increased by $300,000 due primarily to additional cost related to our mortgage servicing provider; bankcard expense and office supplies also were higher in the quarter.  These increases were partially offset by lower branch and conversion related expenses, reduced amortization of intangibles primarily from the end of the amortization of the noncompete intangibles from the Savannah acquisition in 2012 and conclusion of CDI amortization related to the SunBank acquisition in 2005, and lower other expense.

Compared to the first quarter of 2015, noninterest expense increased by $1.5 million primarily from $958,000 of one-time branch closing and conversion charges and higher payroll expense.

South State Corporation will hold a conference call today, April 22nd at 10 a.m. Eastern Time during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10083797.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning April 22nd by 2:00 p.m. Eastern Time until 9:00 a.m. on May 7th, 2016.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10083797.

***************

South State Corporation is the largest bank holding company headquartered in South Carolina. Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 24 South Carolina counties, 13 Georgia counties and 4 North Carolina counties for over 80 years.  The bank also operates Minis & Co., Inc. and First Southeast 401K Fiduciaries, Inc., both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer. South State Corporation has assets of approximately $8.7 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
RECONCILIATION OF NON-GAAP TO GAAP	2016	2015	2015	2015	2015
Operating Earnings (non-GAAP) (3)
Net operating earnings available to common shareholders (non-GAAP)	$25,047	$26,953	$27,157	$26,348	$23,926
Securities gains (losses), net of tax	81	—	—	—	—
Other-than-temporary impairment (OTTI), net of tax	—	(329)	—	—	—
Branch and conversion related expense, net of tax	(634)	(1,089)	(2,017)	(1,476)
Net income available to common shareholders (GAAP)	$24,494	$25,535	$25,140	$24,872	$23,926

Operating earnings per common share - Basic (3)
Operating earnings per common share - Basic (non-GAAP)	$1.04	$1.12	$1.13	$1.10	$1.00
Effect to adjust for securities gains (losses)	0.01	—	—	—	—
Effect to adjust for other-than-temporary impairment	—	(0.01)	—	—	—
Effect to adjust for branch and conversion related expenses	(0.03)	(0.05)	(0.08)	(0.06)	—
Earnings per common share - Basic (GAAP)	$1.02	$1.06	$1.05	$1.04	$1.00

Operating earnings per common share - Diluted (3)
Operating earnings per common share - Diluted (non-GAAP)	$1.04	$1.11	$1.12	$1.09	$0.99
Effect to adjust for securities gains (losses)	—	—	—	—	—
Effect to adjust for other-than-temporary impairment	—	(0.01)	—	—	—
Effect to adjust for branch and conversion related expenses	(0.03)	(0.05)	(0.08)	(0.06)	—
Earnings per common share - Diluted (GAAP)	$1.01	$1.05	$1.04	$1.03	$0.99

Operating Return of Average Assets (3)
Operating return on average assets (non-GAAP)	1.18%	1.25%	1.29%	1.32%	1.23%
Effect to adjust for securities gains (losses)	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for other-than-temporary impairment	0.00%	(0.02)%	0.00%	0.00%	0.00%
Effect to adjust for branch and conversion related expenses	(0.03)%	(0.04)%	(0.09)%	(0.08)%	0.00%
Return on average assets (GAAP)	1.15%	1.19%	1.20%	1.24%	1.23%

Operating Return of Average Equity (3)
Operating return on average equity (non-GAAP)	9.38%	10.10%	10.39%	10.36%	9.73%
Effect to adjust for securities gains (losses)	0.03%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for other-than-temporary impairment	0.00%	(0.12)%	0.00%	0.00%	0.00%
Effect to adjust for branch and conversion related expenses	(0.23)%	(0.41)%	(0.78)%	(0.58)%	0.00%
Return on average equity (GAAP)	9.18%	9.57%	9.61%	9.78%	9.73%

Operating Return on Average Common Tangible Equity (3) (7)
Operating return on average common tangible equity (non-GAAP)	15.36%	16.82%	16.92%	16.90%	16.21%
Effect to adjust for securities gains (losses)	0.03%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for other-than-temporary impairment	0.00%	(0.12)%	0.00%	0.00%	0.00%
Effect to adjust for branch and conversion related expenses	(0.24)%	(0.41)%	(0.77)%	(0.58)%	0.00%
Effect to adjust for intangible assets	(5.97)%	(6.72)%	(6.54)%	(6.54)%	(6.48)%
Return on average common equity (GAAP)	9.18%	9.57%	9.61%	9.78%	9.73%

Tangible Book Value Per Common Share (7)
Tangible book value per common share (non-GAAP)	$28.88	$27.88	$27.26	$27.31	$26.60
Effect to adjust for intangible assets	15.87	15.96	16.04	15.00	15.11
Book value per common share (GAAP)	$44.75	$43.84	$43.30	$42.31	$41.71

Tangible Equity-to-Tangible Assets (7)
Tangible equity-to-tangible assets (non-GAAP)	8.43%	8.24%	8.14%	8.56%	8.39%
Effect to adjust for intangible assets	4.05%	4.14%	4.19%	4.10%	4.17%
Equity-to-assets (GAAP)	12.48%	12.38%	12.33%	12.66%	12.56%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.

(3)

Operating earnings, operating return on average assets, and operating return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, OTTI, and merger and branding related expense.  Management believes that non-GAAP operating measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  Operating earnings and the related operating return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) branch and conversion related expenses of $958,000, $1.6 million, $3.1 million, and $2.2 million, respectively, for the quarters ended March 31, 2016, December 31, 2015, September 30, 2015, and June 30, 2015; and (b) securities gains of $122,000 for the quarter ended March 31, 2016; and (c) OTTI of $489,000 for the quarter ended December 31, 2015.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	March 31, 2016 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed. All ratios are rounded down to one decimal point.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related the discount on acquired performing loans on $1.6 million; $1.8 million; $1.6 million; $1.6 million; and $1.6 million, respectively during the five quarters above.

(9)

Operating efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation / acquisition cost divided by net interest income plus noninterest income excluding securities gains (losses) and/or OTTI.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this report which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934.   Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.   The Company cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results.  Such risks and uncertainties, include, among others, the following possibilities: (1) the outcome of any legal proceedings instituted against the Company; (2) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (3) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank's loan and securities portfolios, and the market value of the Company's equity; (4) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (5) risks associated with an anticipated increase in the Company's investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities the Company desires to acquire are not available on terms acceptable to the Company; (6) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (7) transaction risk arising from problems with service or product delivery; (8) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (9) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, increased capital requirements (including, without limitation, the impact of the capital rules adopted to implement Basel III), Consumer Financial Protection Bureau rules and regulations, and potential changes in accounting principles relating to loan loss recognition; (10) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (11) reputation risk that adversely affects earnings or capital arising from negative public opinion; (12) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (13) cybersecurity risk related to our dependence on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches,  subjects the company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (14) economic downturn risk potentially resulting in deterioration in the credit markets, greater than expected non-interest expenses, excessive loan losses and other negative consequences, which risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (15) greater than expected noninterest expenses; (16) excessive loan losses; (17) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (18) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integrations, and including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; (19) the risks of fluctuations in market prices for Company common stock that may or may not reflect economic condition or performance of the Company; (20) the payment of dividends on Company common stock is subject to regulatory supervision as well as the discretion of the board of directors of the Company, the Company's performance and other factors; and (21) other risks and uncertainties disclosed in the Company's most recent Annual Report on Form 10-K filed with the SEC or disclosed in documents filed or furnished by the Company with or to the SEC after the filing of such Annual report on Form 10-K, any of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward looking statements.  The Company undertakes no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.